EXHIBIT 2.04

THIRD AMENDMENT TO PE SHARE PURCHASE AGREEMENT

This Third Amendment, dated October 31, 2011 (this “Amendment”), is made and entered into by and among ING Real Estate Investment Management Holding B.V., ING Bank N.V., CBRE, Inc. (f.k.a. CB Richard Ellis, Inc.), and CBRE Group, Inc. (f.k.a. CB Richard Ellis Group, Inc.) to amend that certain Share Purchase Agreement, dated as of February 15, 2011 among ING Real Estate Investment Management Holding B.V. and Others and CBRE, Inc. (f.k.a. CB Richard Ellis, Inc.) and Others, regarding the sale of portions of ING Groep N.V.’s European and Asian real estate investment management business, as amended by (i) the First Amendment (the “First Amendment”) to the PE Share Purchase Agreement, dated June 20, 2011, (ii) the letter agreement regarding specified change of control costs (the “Letter Amendment”), dated June 24, 2011, by and among ING Real Estate Investment Management Holding B.V., ING Bank N.V., CBRE, Inc. (f.k.a. CB Richard Ellis, Inc.), and CBRE Group, Inc. (f.k.a. CB Richard Ellis Group, Inc.) and (iii) the Second Amendment (the “Second Amendment”) to the PE Share Purchase Agreement, dated October 3, 2011, by and among ING Real Estate Investment Management Holding B.V., ING Bank N.V., CBRE, Inc. (f.k.a. CB Richard Ellis, Inc.), and CBRE Group, Inc. (f.k.a. CB Richard Ellis Group, Inc.) (as so amended, the “PE SPA”). All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the PE SPA.

WHEREAS,

A.	The PE SPA governs the terms and conditions of the sale of (i) portions of ING Groep N.V.’s European and Asian real estate investment management business as well as (ii) certain fund co-investment stakes owned by affiliates of ING Groep N.V., by affiliates of ING Groep N.V. to affiliates of CB Richard Ellis Group, Inc.

B.	The parties hereto have in the Second Amendment amended the PE SPA to provide for separate closings for (i) the Europe Shares and (ii) the Asia Shares.

C.	In consideration for the revisions to the calculation of the purchase price (including the revisions to the definition of Lost Revenue Adjustment as set forth in this Amendment), and subject to the terms set forth in this Amendment, the Purchasers’ Representative has agreed to pay an amount equal to $27,170,816, such amount representing 50% of the Lost Revenue Adjustment with respect to certain Excluded Accounts as of the Europe Closing.

D.	The parties hereto desire to further amend the PE SPA.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1.01. Europe Closing Date and Closing Deliverables

(a) The Europe Closing shall take place at 11:00 a.m. (New York time) at the New York offices of the Sellers’ Lawyers on October 31, 2011 or at such other location, time and date as may be agreed in writing between the Sellers’ Representative and the Purchasers’ Representative.

(b) The documents to be delivered by the Purchasers’ Representative and the Sellers’ Representative at the Europe Closing (pursuant to Sections 2.8 and 2.9, respectively, of the PE SPA) are set out in Appendix 1 attached hereto.

Section 1.02. Fund Deeds/Investor Deeds

(a) Status as Specified Change of Control Costs

(i) The parties hereby agree that any payments made by a member of the ING Group (i) pursuant to any Deed of Payment substantially in the form attached hereto as Appendix 4 (Form of Fund Deed of Indemnity) (each a “Fund Deed”), or (ii) to a “Fund” or “Fund Subsidiary” (as each such term is defined in the Deed of Payment substantially in the form attached hereto as Appendix 5 (Form of Investor Deed of Indemnity) (each, an “Investor Deed”) pursuant to an Investor Deed (including any amounts paid to settle or avoid any claims or potential claims under a Fund Deed or an Investor Deed) shall constitute “Specified Change of Control Costs” for purposes of the PE SPA and shall be subject to, and resolved in accordance with, Section 8.4 of the PE SPA. The parties hereby agree that, following the Europe Closing all Specified Change of Control Costs will be allocated to and paid one hundred percent (100%) by the Sellers’ Representative. The parties hereby agree that any Specified Change of Control Costs specified in clause (A) of the definition thereof shall be paid to the Fund or Fund Subsidiary that has incurred such Specified Change of Control Costs. For the avoidance of doubt, nothing in the preceding sentence shall affect the allocation of responsibility for payment of specified items between members of the Sellers’ Group and members of the Purchasers’ Group already set out the PE SPA, including those set out in Annex 12 with respect to such Specified Change of Control Costs, or, with respect to other specified items, as provided in Sections 5.19 (ING Group Loans), 7.1 (Transfer Tax and VAT), Section 8.2 (Indemnification by the Sellers), 8.3 (Indemnification by the Purchasers), and 10.5 (Costs).

(b) No Double-Counting

(i) The Purchasers’ Representative shall procure that any amounts paid to a member of the Purchasers’ Group (or its Affiliates) by any member of the Sellers’ Group in respect of a Loss incurred by a Fund or a Fund Subsidiary, and that is not otherwise a Loss incurred by any member of the Purchasers’ Group (or its Affiliates) that is indemnifiable or payable by a member of the Sellers’ Group (it being understood however that any payment made by a member of the Sellers’ Group directly to a Fund or Fund Subsidiary in respect of such Specified Change of Control Costs shall be taken into account), shall be paid promptly by such member of the Purchasers’ Group (or its Affiliate) to such Fund or Fund Subsidiary. The parties confirm that for purposes of determining “Losses” under Article VIII of the PE SPA, payments made by (or on behalf of any member of) the Sellers’ Group to any Fund pursuant to a Fund Deed or (to the extent paid to a Fund or a Fund Subsidiary) an Investor Deed or otherwise shall be taken into account to the extent such payment offsets such Loss.

(c) Provision of Information

The Purchasers’ Representative shall promptly notify the Sellers’ Representative upon receipt by any member of the Purchasers’ Group (or any Target Company) of written notification from any Fund investor or “Lender” (as such term is defined in the Sonae Framework Agreement):

(i) of the occurrence of any fact or circumstance that may give rise to a claim under any Fund Deed or Investor Deed by any (A) member of the Purchasers’ Group (or any Target Company), (B) Fund investor, (C) Fund or (D) other Client;

(ii) that any (A) member of the Purchasers’ Group (or any Target Company), (B) Fund investor, (C) Fund or (D) other Client has made or is considering making a claim under a Fund Deed or Investor Deed; and

(iii) that any “Lender” (as such term is defined in the Sonae Framework Agreement) has or is considering taking an action that may trigger obligations of ING Bank N.V. or an Affiliate under paragraph 7 of the Sonae Framework Agreement.

Such initial notice shall specify by name (where applicable) the party or parties making (or considering making) such claim and shall provide reasonable detail regarding the facts and circumstances relating to such claim and/or potential claim. Subject to the duties of the relevant general partner or manager of the Fund to act in the best interest of the Fund investors, the Purchasers’ Representative hereby additionally agrees to provide the Sellers’ Representative with such further details known to the Purchasers’ Representative as the Sellers’ Representative may reasonably request regarding such claims or potential claims (and/or, to the extent known, the facts or circumstances upon which such claims or potential claims are based) and shall, upon the request of the Sellers’ Representative, reasonably attempt to facilitate discussions between the Sellers’ Representative and the relevant Fund Deed or Investor Deed claimant(s) or potential claimant(s) (or the applicable CoC Counterparty or other relevant third parties) to assist in attempting to (x) minimize Specific Change of Control Costs and (y) resolve the claim/potential claim.

Section 1.03. Post-Closing Records Access for REIM Asia

(a) From the date hereof until the date that is seven years from the Asia Closing Date, the Sellers’ Representative will cause:

ING Investment Management LLC, at the Purchasers’ Representative’s cost, to provide to the Asia Target Companies, as soon as reasonably practicable upon a request from the Purchasers’ Representative, such REIM Asia Data residing (as of the date hereof) on the ING Investment Management LLC data storage infrastructure (that (i) has not already been provided to the Asian Target Companies, (ii) to which the Asian Target Companies do not otherwise have direct access, (iii) has not been deleted pursuant to paragraph (b) below and (iv) is capable of delivery to the Asia Target Companies (using commercially-reasonable efforts) in legible format to satisfy audit, legal and regulatory requests relating to REIM Asia Data.

(b) The Sellers’ Representative further agrees not to delete any REIM Asia Data residing (as of the date hereof) on the data storage infrastructure of ING Investment Management LLC as of the date hereof unless (A) such REIM Asia Data is at the time of deletion greater than seven years old, (B) such REIM Asia Data has already been provided to the Asian Target Companies, (C) the Asian Target Companies otherwise have direct access to such REIM Asia Data other than through the Sellers’ Group, (D) such deletion is required by any member of the Sellers’ Group to comply with applicable Law or (E) the statutory period for which the relevant Asia Target Company is required to have access to such REIM Asia Data has lapsed. The Purchasers’ Representative agrees to pay any documented and reasonable costs and expenses incurred (after the date hereof) by the relevant members of the Sellers’ Group in storing REIM Asia Data and/or in satisfying any requests made by the Purchasers’ Representative and/or the Asia Target Companies pursuant to paragraph (a) above. Purchasers’ Representative agrees that the Sellers’ Representative shall not have any liability whatsoever to any Person with respect to the accuracy of any REIM Asia Data provided hereunder or the sufficiency of any such information to satisfy any audit, legal or regulatory request received by the Asia Target Companies or any other member of the Purchasers’ Group.

Section 1.04. Certain Matters

Certain Matters. Any Losses that may result from the matters underlying the matters generally referred to in the third item under Annex 26 (the “Covered Matters”) hereto will constitute “Specified Change of Control Costs” solely for purposes of Sections 8.4(b) through 8.4(g) of the PE SPA; it being understood for the avoidance of doubt that Sections 8.4(a) and 8.4(h) will not be applicable thereto. The Purchasers’ Representative and the Sellers’ Representative shall cooperate in good faith to resolve and settle any claims or assessments of damages to the underlying applicable funds relating to the Covered Matters within ninety (90) days following the Europe Closing Date; provided that the Purchasers’ Representative will (at the cost of the Sellers’ Representative) use commercially reasonable endeavours to recover (if applicable) any amounts in respect of the Covered Matters under then currently available insurance policies to the extent insurance coverage in respect of the Covered Matters is available (and keep the Sellers’ Representative informed of such proceedings), and to the extent such recovery efforts are successful the Sellers’ Representative will promptly reimburse the Sellers’ Representative for amounts so recovered (net of any costs incurred by the Purchasers’ Representative).

Section 1.05. Coinvestments

Co-Investment Incentive Amount Payment. The parties acknowledge and agree that the Purchasers’ Representative has not yet completed the purchases of equity interests in Funds with respect to the Europe Business Unit contemplated by Section 5.8(c) of the PE SPA. To the extent that any member of the Purchasers’ Group purchases equity interests in a Fund in accordance with Appendix 8 (Co-Investments), in the amounts and Funds set forth therein (each a “Coinvestment Stake”), in accordance with the Coinvestment Conditions, the Sellers’

Representative shall within thirty (30) Business Days following receipt of a notification from the Purchasers’ Representative with respect to such purchase, pay to the Purchasers’ Representative an amount equal to the Europe Co-Investment Incentive Amount that would have been payable at the Europe Closing had such purchase been made at or prior to the Europe Closing in accordance with Section 5.8(c) and Annex 16 of the PE SPA. “Coinvestment Conditions” means, with respect to a Coinvestment Stake, (i) except with respect to the Iberica Fund, such purchases are initiated within three (3) months following the Europe Closing Date and completed within nine (9) months following the Europe Closing Date, (ii) with respect to the Iberica Fund, a Successful Extension is obtained and such purchase is completed on, or within one hundred and twenty (120) days after, the date of the Successful Extension, and (3) the Purchasers’ Representative will use commercially reasonable efforts to purchase such Coinvestment Stake at the best available price in the secondary market, or failing that directly from the relevant Fund (but in no event above par). The Sellers’ Representative shall cause ING Bank N.V. to sell, and shall request that ING Verzekeringen N.V. sell (subject to the consent of ING Verzekeringen N.V.), equity interests in the applicable Fund owned by ING Bank N.V. and/or ING Verzekeringen N.V. and their respective Subsidiaries as set forth in Appendix 8 hereto. Notwithstanding anything to the contrary in the SPA Amendment or any annex thereto, the Europe Co-Investment Incentive Amount shall be payable in respect of purchases from ING Bank N.V., ING Verzekeringen N.V. and their Affiliates.

Section 1.06. Certain Annexes

(a) Annex 2 of the PE SPA shall be deleted in its entirety and replaced with the contents of Appendix 3 attached hereto.

(b) Annex 6 of the PE SPA shall be deleted in its entirety and replaced with the contents of Appendix 9 attached hereto.

(c) Appendix 6 attached hereto shall be added to the PE SPA directly after the last page of Annex 27 as new Annexes A through G, each as labeled in the attached Appendix 6.

Section 1.07. Amendment to Section 1.01 of the PE SPA

Section 1.01 of the PE SPA shall be amended:

(a) by deleting the following definitions in their entirety:

(i) “Consented Extension Fund”;

(ii) “Extension Funds”;

(iii) “Extension Fund Reference Annualized Revenues”;

(iv) “Extension Fund Refunded Management Fees”;

(v) “Southern Europe Reference Annualized Revenues”

(vi) “Southern Europe Refunded Management Fees”.

(b) by deleting the current definition of “Affiliate” in its entirety and replacing it with the text immediately below:

““Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. The term “Affiliate” (when used with reference to any member of the Sellers’ Group, any member of the Purchasers’ Group or a Target Company) shall not include any Fund or any Fund Subsidiary;”

(c) by deleting the current definition of “Assignment Requirements” in its entirety and replacing it with the text immediately below:

““Assignment Requirements” means, with respect to any Fund or Client and related Advisory Contract, the consents and approvals set out in Annex 2 as amended and restated (Assignment Requirements) and any other consents and approvals required under applicable Law or any Contract, if any, (i) to effect the assignment or continuation of such Advisory Contract in connection with the Transactions, (ii) to effect a change of control of the advisor, sub-advisor, investment manager, trustee or similar such party in connection with the Transactions, or (iii) to transfer or assign (including by change of control) any license used by a Target Company with respect to such Fund or Client;”

(d) by deleting the current definition of “Closing Annualized Management Fees” in its entirety and replacing it with the text immediately below:

““Closing Annualized Management Fees” means, in respect of (i) each Existing Account, the fees set forth next to such Account on Annex 6 (Management Fees and Assets Under Management) in the column designated as “Closing Annualized Management Fees” as adjusted in accordance with Annex 5 (Calculation of Closing Annualized Management Fees) and (ii) any New Account, the applicable annualized management fees determined in accordance with Annex 5 (Calculation of Closing Annualized Management Fees);”

(e) by deleting the current definition of “Closing Annualized Revenue” in its entirety and replacing it with the text immediately below:

““Closing Annualized Revenue” means, with respect to any Business Unit, the aggregate of the Closing Annualized Management Fees payable under all Continuing Accounts; provided that, with respect to the Iberica Fund, Closing Annualized Revenue means (A) at the Closing, zero, and (B) at such time as a Successful Extension, (x) the actual annualized net contractual management fee revenues payable to the general partner or manager of the Iberica Fund or Replacement Fund as extended based on the thereafter applicable fee calculation and asset value provisions set forth in the Fund Documents as amended (calculated based on the then applicable fee basis (i.e. the net asset value or the gross asset value, as applicable), as of the then most recent fiscal quarter end, but, in the case of a Successful Extension satisfied by means of a combination of one or more funds or a combination of the assets of one or more funds, disregarding any part of the applicable asset value on which those fees are applied that is not attributable to the Closing Iberica Assets multiplied by (y) 1 minus the percentage (expressed as a decimal) of aggregate equity commitments of the Iberica Fund or Replacement Fund that is subject to outstanding commitments for redemptions which the applicable manager of the fund is required to accommodate, to the extent the same are not offset by binding new capital commitments;”

(f) by adding a new defined term between the definition of “Closing Date” and the definition of “Closing Indebtedness”, which shall read as follows:

(g) ““Closing Iberica Assets” shall have the meaning set forth in Section 2.5(a);

(h) by replacing the words “means any Contingent Account” in the definition of “Consented Contingent Account” with the words “means any Specified Contingent Account”;

(i) by adding the words “or prior to” immediately after the words “satisfied on” in the definition of “Consented Contingent Account”;

(j) by adding the following sentence to the end of the definition of “Consented Contingent Account”:

“A “Consented Contingent Account” shall also include any associated Consented Contingent Fund where applicable.”

(k) by adding the following sentence to the end of the definition of “Contingent Account”:

“A “Contingent Account” shall also include any associated Contingent Fund where applicable.”

(l) by deleting the current definition of “Contingent Flagship Fund Reference Annualized Management Fees” in its entirety and replacing it with the text immediately below:

““Contingent Flagship Fund Reference Annualized Revenue” means, with respect to the Contingent Flagship Accounts in either Business Unit, the aggregate Flagship Fund Reference Annualized Management Fees for the relevant Flagship Funds in such Business Unit as set forth in Annex 6 (Management Fees and Assets Under Management);”

(m) by deleting the current definition of “Continuing Account” in its entirety and replacing it with the text immediately below:

““Continuing Account” means (A) any Existing Account set forth on Annex 6 (Management Fees and Assets Under Management) and designated as an “Included Account” therein, and (B) any New Account, and with respect to each of (A) and (B), (i) that remains in existence as of the relevant Determination Date, (ii) the Assignment Requirements for which have been satisfied on the relevant Determination Date or which is otherwise identified on Annex A, and (iii) that is not Terminated Account on the relevant Determination Date. For the avoidance of doubt, a Continuing Account will not include any Contingent Account;”

(n) by deleting the current definition of “Contract Counterparty” in its entirety and replacing it with the text immediately below:

““Contract Counterparty” means, with respect to any Fund or Fund Subsidiary, any counterparty to any Material Contract;”

(o) by adding a new defined term between the definition of “Contract Counterparty” and the definition of “Conversion Rate”, which shall read as follows:

““Contributed Iberica Fund Assets” shall have the meaning set forth in Section 2.5(a);”

(p) by adding two new defined terms between the definition of “Copyrights” and the definition of “CPA Firm”, which shall read as follows:

““Covered Fund” means each of the following Funds: (i) ING Real Estate Iberian Value Added Fund C.V., (ii) ING Lionbrook Property Fund L.P., (iii) ING Retail Property Partnership Southern Europe C.V., (iv) ING Retail Property Fund France Belgium C.V., (v) ING Retail Property Fund Iberica L.P., (vi) ING Dutch Office Fund (ING Dutch Office Fund I B.V., ING Dutch Office Fund II B.V., ING Dutch Office Fund III B.V., DOF Master Fund I C.V., DOF Master Fund II C.V., DOF Development Fund C.V.), (vii) ING Real Estate European Industrial Fund, (viii) ING Logistics Property Fund Europe C.V., (ix) ING Real Estate Italian Retail Fund, (x) ING Dutch Residential Fund (ING Dutch Residential Fund IV B.V., DRES Master Fund C.V., DRES Master Fund II B.V., DRES Development Fund C.V.), (xi) ING Dutch Retail Fund (ING Dutch Retail Fund I B.V., ING Dutch Retail Fund II B.V., ING Dutch Retail Fund III

B.V., DRET Master Fund C.V., DRET Development Fund I C.V., DRET Development Fund II C.V.), (xii) ING Real Estate Office Fund Netherlands B.V., (xiii) ING Property Fund Central Europe L.P., (xiv) ING Real Estate European Office Fund C.V., (xv) ING Retail Property Fund Britannica L.P., (xvi) ING Real Estate European Office Fund C.V., (xvii) CBRE China Opportunity Fund L.P., and (xviii) KTB Confidence Private Real Estate Investment Trust #29;”

(q) by adding a new defined term between the definition of “Data Room” and the definition of “Defined Contribution Scheme””, which shall read as follows:

““Deadline Date” shall have the meaning set forth in Section 5.8(e);

(r) by adding a new defined term between the definition of “Defined Contribution Scheme” and the definition of “Determination Date”, which shall read as follows:

““Designated Dutch Funds” means ING Real Estate Woningfonds IV CV, ING Real Estate Woningfonds V CV and ING Real Estate Woningfonds VI CV.”

(s) by adding a new defined term between the definition of “Estimated Negative Working Capital Adjustment Amount” and the definition of “Estimated Positive Working Capital Adjustment Amount”, which shall read as follows:

““Estimated October Profit Payment Amount” shall have the meaning set forth in Section 2.2(b)(vii);”

(t) by deleting the current definition of “Europe Flagship Funds” in its entirety and replacing it with the text immediately below:

““Europe Flagship Funds” means the Dutch Office Fund, the Dutch Retail Fund, the Dutch Residential Fund, the Iberica Fund, the ING Retail Property Partnership Southern Europe, the ING Retail Property Fund France Belgium, and the Lionbrook Property Fund;”

(u) by deleting the current definition of “Excluded Advisory Contract” in its entirety and replacing it with the text immediately below:

““Excluded Advisory Contract” means an (i) Advisory Contract which, on the applicable Determination Date, does not constitute a Continuing Account, or (ii) an Advisory Contract with respect to any of the Funds and Accounts set forth on Annex B; provided that Advisory Contracts in respect of the Iberica Fund, the Southern Europe Fund or the “Lloyds” Separate Account shall not constitute Excluded Advisory Contracts;”

(v) by deleting the current definition of “Excluded Advisory Contract Liability” in its entirety and replacing it with the text immediately below:

““Excluded Advisory Contract Liability” means any Liability arising from an Excluded Advisory Contract or a Designated Dutch Fund insofar as such Liability relates to a fact, matter, circumstance, act or omission occurring or existing on or prior to the Closing Date, including, for the avoidance of doubt, any Liability arising as a result of the Transactions or the consummation thereof;”

(w) by adding a new defined term between the definition of “Flagship Funds” and the definition of “Functional Currency”, which shall read as follows:

““Free Band Payment” means $27,170,816, which represents 50% of the reduction in the purchase price calculated at the Europe Closing arising from the Excluded Advisory Contracts referred to in clause (i) of the definition thereof;”

(x) by deleting the current definition of “Iberica Closing Revenue Discount” in its entirety and replacing it with the text immediately below:

““Iberica Closing Revenue Discount” means the lesser of (i) 100% and (ii) the quotient, expressed as a percentage, equal to (A) the Closing Annualized Revenues of the Iberica Fund at the time of the Successful Extension, divided by (B) Iberica Reference Annualized Revenues;”

(y) by deleting the current definition of “Iberica Compensation Costs” in its entirety and replacing it with the text immediately below:

““Iberica Compensation Costs” means, with respect to any payment or distribution of Iberica Performance Fees, that portion of any Iberica Performance Fee which accrues or is paid to employees of ING REIM Europe; provided that the aggregate Iberica Compensation Costs shall be deemed not to exceed 15% of any such payments or distributions;”

(z) by deleting the current definition of “Iberica Fund” in its entirety and replacing it with the text immediately below:

““Iberica Fund” means ING Retail Property Fund Iberica L.P.;”

(aa) by adding a new defined term between the definition of “Iberica Fund” and the definition of “Iberica Performance Fees”, which shall read as follows:

““Iberica Payment Date” shall have the meaning set forth in Section 2.5(c);”

(bb) by deleting the current definition of “Iberica Performance Fees” in its entirety and replacing it with the text immediately below:

““Iberica Performance Fees” means “Carried Interest Distributions”, as such term is defined in the Restated and Amended Limited Partnership Agreement Constituting ING Retail Property Fund Iberica L.P., dated 2005, among ING RPFI Management Limited, ING REI Investment I B.V., ING Verzekeringen N.V. and the other parties thereto;”

(cc) by deleting the current definition of “Iberica Premium Payment” in its entirety and replacing it with the text immediately below:

““Iberica Premium Payment” means, €22,000,000;”

(dd) by deleting the current definition of “Iberica Premium Rebate” in its entirety and replacing it with the text immediately below:

““Iberica Premium Rebate” means, as of any date (i) on or prior to the Contingent Account Reconciliation Date (x) the Iberica Premium Payment, minus (y) the aggregate Iberica Refunded Performance Fees paid through such date, and (ii) after the Contingent Account Reconciliation Date (x) the Iberica Premium Payment multiplied by the Iberica Closing Revenue Discount minus (y) the aggregate Iberica Refunded Performance Fees paid through such date;”

(ee) by deleting the current definition of “Iberica Reference Annualized Revenues” in its entirety and replacing it with the text immediately below:

““Iberica Reference Annualized Revenues” means €6,982,814, the Reference Annualized Revenues attributable to the Iberica Fund;”

(ff) by deleting the current definition of “Iberica Refunded Management Fees” in its entirety and replacing it with the text immediately below:

““Iberica Refunded Management Fees” means, as of any date, the aggregate contractual net management fee revenues payable to the general partner or manager of the Iberica Fund paid to the Sellers’ Representative pursuant to Section 2.5(a) through such date;”

(gg) by deleting the current definition of “Iberica Refunded Performance Fees” in its entirety and replacing it with the text immediately below:

““Iberica Refunded Performance Fees” means, as of any date, the aggregate Iberica Performance Fees paid to the Sellers’ Representative pursuant to Section 2.5(b) through such date;”

(hh) by adding one new defined terms between the definition of “Iberica Refunded Performance Fees” and the definition of “IFRS”, which shall read as follows:

““Iberica Successful Extension Payment” means the lesser of (i) $50,850,654 and (ii) the amount by which the Lost Revenue Adjustment for the Europe Target Companies would have decreased had the Closing Annualized Revenues of the Iberica Fund at the time of a Successful Extension been added to the Closing Annualized Revenues actually used for purposes of calculating the Lost Revenue Adjustment for purposes of Section 2.3(a)(i);”

(ii) by adding four new defined terms between the definition of “ING Investment Management Agreement” and the definition of “Initial Asia Share Purchase Price”, which shall read as follows:

““ING-Related Commitments” shall have the meaning set forth in Section 5.28;”

“ING Restriction” shall have the meaning set forth in Section 5.28;”

“ING Sell-Down Restriction” shall have the meaning set forth in Section 5.28;”

(jj) The definition of “Lost Revenue Adjustment” shall be amended by:

(i) replacing each reference to “92%” with “100%”

(ii) moving the words “plus, (in the case of either (a) or (b) above):” from the end of paragraph (b)(iii) of such definition to a standalone paragraph immediately below paragraph (b)(iii).

(kk) by adding a new defined term between the definition of “Material Adverse Affect” and the definition of “Materials”, which shall read as follows:

““Material Contract” means any material lease agreement, material purchase agreement or any other material contract (other than, in each of the foregoing cases, those agreements to which a Joint Venture Counterparty, Investor Counterparty or Lender Counterparty is a party) to which a Fund or Fund Subsidiary is a party. For the avoidance of doubt, “Material Contracts” shall not include Fund Documents;”

(ll) by adding a new defined term between the definition of “Negative Indebtedness Adjustment Amount” and the definition of “Negative Specified Liabilities Adjustment Amount”, which shall read as follows:

““Negative October Profit Payment Adjustment Amount” means, if the October Profit Payment exceeds the Estimated October Profit Payment, the positive amount of such excess, or otherwise zero;”

(mm) by adding two new defined terms between the definition of “Notice Period” and the definition of “Ordinary Course”, which shall read as follows:

““October Profit Payment Adjustment Amount” shall have the meaning set forth in Section 2.3(a)(vii);

“October Profit Payment” means calculated in accordance with the principles set forth on Annex G (Calculation of October Profit Payment);”

(nn) by adding a new defined term between the definition of “Positive Indebtedness Adjustment Amount” and the definition of “Positive Specified Liabilities Adjustment Amount”, which shall read as follows:

““Positive October Profit Payment Adjustment Amount” means, if the Estimated October Profit Payment exceeds the October Profit Payment, the positive amount of such excess, or otherwise zero;”

(oo) by adding two new defined terms between the definition of “Potential CoC Liabilities” and the definition of “Preliminary Share Closing Amount”, which shall read as follows:

‘“Pre-Agreed Extension Terms” shall have the meaning set forth in Section 5.8(e);”

“Pre-Closing Reorganization Transactions” means the transactions contemplated by Annex 27 (Pre-Closing Reorganization Transactions);”

(pp) by deleting the current definition of “Purchasers’ Group” in its entirety and replacing it with the text immediately below:

““Purchasers’ Group” means, at any time, CBRE Group, Inc. (f.k.a. CB Richard Ellis Group, Inc.) and its subsidiaries at that time including, following the Closing, the Target Companies (but excluding for the avoidance of doubt any Fund or Fund Subsidiary);”

(qq) by deleting the current definition of “Rebate Cap” in its entirety and replacing it with the text immediately below:

““Rebate Cap” means, as of any date, any positive difference between (x) $50,850,654 plus €22,000,000 and (y) the aggregate amounts paid to the Sellers’ Representative pursuant to Sections 2.5(a), (b) and (c) through such date;”

(rr) by deleting the current definition of “Rebate Date” in its entirety and replacing it with the text immediately below:

““Rebate Date” means, with respect to the Iberica Fund, the earlier of (i) the date the Assignment Requirements with respect to the Iberica Fund are met, and (ii) the date on which the gross asset value of the Closing Iberica Assets is less than €790,059,500;”

(ss) by adding two new defined terms between the definition of “Rebate Date” and the definition of “Reference Annualized Management Fees”, which shall read as follows:

““Rebate Date Notice” shall have the meaning set forth in Section 2.5(c);”

“Rebate Date Payment” shall have the meaning set forth in Section 2.5(c);”

(tt) by deleting the current definition of “Reference Annualized Management Fees” in its entirety and replacing it with the text immediately below:

““Reference Annualized Management Fees” means, in respect of each Existing Account the fees set forth next to such Existing Account in Annex 6 (Management Fees and Assets Under Management);”

(uu) by deleting the current definition of “Replacement Fund” in its entirety and replacing it with the text immediately below:

““Replacement Fund” means, with respect to the Iberica Fund, a fund, investment vehicle, partnership, joint venture or similar arrangement (or any combination of the foregoing) (collectively, an “Investment Vehicle”) with the following characteristics: (i) the Investment Vehicle has a term of not less than five (5) years from the Rebate Date, and (ii) the limited partners (or other investors) in the Investment Vehicle held fifty percent (50%) or more of the limited partners’ (or other investors’) commitments or interests in the Iberica Fund and (iii) the product of (x) the time-weighted average annualized net contractual management fee revenues of such Replacement Fund at the time of the Successful Extension (calculated based on the applicable fee basis (i.e. the net asset value or the gross asset value, as applicable), as of the then most recent fiscal quarter end, but, in the case of a Replacement Fund that includes assets that are not originating from the Iberica Fund, disregarding any part of the net asset value existing or contributed other than from the Iberica Fund) and (y) 1 minus the percentage (expressed as a decimal) of aggregate equity commitments of such Replacement Fund that is subject to outstanding commitments for guaranteed redemptions, to the extent the same are not offset by binding new capital commitments, equals at least 67% of the aggregate Reference Annualized Management Fees payable under the Iberica Fund;”

(vv) by adding a new defined term between the definition of “Second Decile Multiplier” and the definition of “Seller Benefit Plan”, which shall read as follows:

““Section 8.12(g) Election” shall have the meaning set forth in Section 8.12(d);”

(ww) by adding two new defined terms between the definition of “Side Letter” and the definition of “Specified Change of Control Costs”, which shall read as follows:

““Similar Law” means any law, rule or regulation substantially similar to Title I of ERISA or Section 4975 of the Code;”

““Sonae Framework Agreement” shall have the meaning set forth in Section 2.9(c);”

(xx) by adding a new defined term between the definition of “Specified Change of Control Costs” and the definition of “Specified Contracts”, which shall read as follows:

““Specified Contingent Account” means the Iberica Fund;”

(yy) by deleting the current definition of “Successful Extension” in its entirety and replacing it with the text immediately below:

““Successful Extension” means, with respect to the Iberica Fund, either (x) the affirmative vote by the required percentage (as specified in the Fund Documents relating to the Iberica Fund) of the limited partners (or other investors) in the Iberica Fund to extend the term of the Iberica Fund for a contractually binding period of five (5) years or more following the Rebate Date, while retaining time-weighted average annualized net contractual management fee revenues payable to the general partner or manager of the applicable fund at the time of such extension (for the period of the Successful Extension), taking into account the then applicable fee provisions of the Iberica Fund as extended (calculated based on the applicable fee basis as of the most recent fiscal quarter end) which, when multiplied by 1 minus the percentage (expressed as a decimal) of aggregate equity commitments of the Iberica Fund that is subject to outstanding commitments for redemptions which the applicable manager of the fund is required to accommodate (to the extent the same are not offset by binding new capital commitments), equals at least 67% of the aggregate Reference Annualized Management Fees payable under the Iberica Fund, or (y) the establishment of a Replacement Fund;”

(zz) by deleting the current definition of “Target Working Capital” in its entirety and replacing it with the text immediately below:

““Target Working Capital” means with respect to the Europe Target Companies and the Asia Target Companies, respectively, €4,397,537 and €1,465,846;”

(aaa) by deleting the current definition of “Terminated Advisory Contract” in its entirety and replacing it with the text immediately below:

““Terminated Advisory Contract” means (i) an Existing Advisory Contract or New Advisory Contract that, on the applicable Determination Date, (A) if such Existing Advisory Contract or New Advisory Contract relates to a Fund, (x) has been terminated or (y) the investors in such Fund have voted to unwind such Fund in accordance with the relevant Fund Documents or notified the Target Companies in writing of their decision to unwind such Fund in each case with the effect of causing the unwinding of such Fund prior to the end of the current term thereof, or (B) if such Existing Advisory Contract or New Advisory Contract relates to a Separate Account, has been terminated, or with respect to which the applicable Client has provided to the Target Companies or the Sellers written notice to terminate or withdraw all funds from the related Account and (ii) the Advisory Contracts set forth on Annex B;”

Section 1.08. Amendment to Section 1.3 of the PE SPA

Paragraph (l) of Section 1.3 of the PE SPA shall be amended by adding the words “the Purchasers’ Group or any member of the Purchasers’ Group,” immediately after the words “any member of the Sellers’ Group,”.

Section 1.09. Amendment to Section 2.2 of the PE SPA

(a) Paragraph (a) of Section 2.2 of the PE SPA shall be amended by replacing clause (ii) thereof with the following:

“(ii) For the Europe Shares (i) the Initial Europe Share Purchase Price, subject to adjustment as provided herein and (ii) the Free Band Payment ((i) and (ii) collectively, as so adjusted, the “Europe Share Purchase Price”); provided that the Free Band Payment plus the Initial Europe Share Purchase Price (for the avoidance of doubt not taking into account any adjustments pursuant to clauses (ii) through (vi) of each of Sections 2.2(b) and 2.3(a) of the PE SPA) plus any Lost Revenue Adjustment or other amounts payable upon a Successful Extension, if any, shall in no event be in excess of $542,829,184”.

(b) Paragraph (b) of Section 2.2 of the PE SPA shall be amended by (x) deleting the word “and” in clause (v) thereof, (y) deleting “.” in clause (vi) thereof and by adding the words “; and” at the end thereof, and (z) by adding a new clause (vii) after the end of clause (vi) thereof, which shall read as follows:

“(vii) the estimated amount of the October Profit Payment (such amount, the “Estimated October Profit Payment Amount”).”

(c) Paragraph (c) of Section 2.2 of the PE SPA shall be amended by (x) deleting “.” in clause (ix) thereof and by adding the symbol “;” at the end thereof, and (y) by adding a new clause (x) after the end of clause (ix) thereof, and before the words “(such sum, the “Preliminary Share Closing Amount”).”, which shall read as follows:

“(x) minus, the Estimated October Profit Payment Amount.”

Section 1.10. Amendment to Section 2.3 of the PE SPA

(a) Paragraph (a) of Section 2.3 of the PE SPA shall be amended by (x) deleting clause (vii) thereof and (y) adding the following as new clauses (vii) and (viii) thereof:

“(vii) the October Profit Payment and an amount (the “October Profit Payment Adjustment Amount”) equal to the Positive October Profit Payment Adjustment Amount minus the Negative October Profit Payment Adjustment Amount;

(viii) the Post-Closing Share Adjustment, if any, in each case of the above (i) through (vii) prepared in accordance with the respective definitions thereof.”

(b) Paragraph (b) of Section 2.3 of the PE SPA shall be amended by (x) deleting the word “and” in clause (v) thereof, (y) deleting “.” in clause (vi) thereof and by adding the words “; and” at the end thereof, and (z) by adding a new clause (vii) after the end of clause (vi) thereof, which shall read as follows:

“(vii) the October Profit Payment Adjustment Amount (positive or negative).”

Section 1.11. Amendment to Section 2.5 of the PE SPA

Section 2.5 of the PE SPA shall be deleted in its entirety following the title “Contingent Account Reconciliation” and replaced with the text immediately below:

“(a) If a Successful Extension with respect to the Iberica Fund is not achieved on or prior to the Contingent Account Reconciliation Date, then following the Contingent Account Reconciliation Date, but with respect to all periods from and after the Closing Date and through the Rebate Date, Purchasers’ Representative (on behalf of the relevant Purchasers) shall pay to the Sellers’ Representative (on behalf of the relevant Sellers), to the extent that such payment would not exceed the Rebate Cap, an amount equal to 30% of the contractual net management fee revenues (excluding any Performance Fees) received by the Target Companies or any member of the Purchasers’ Group pursuant to any Advisory Contract(s) (or equivalent contract) with respect to (x) the Iberica Fund (or any other successor entity or entities to the Iberica Fund by merger, spin off, demerger, combination or otherwise but only with regards to such fees being in relation to contributed Iberica Fund assets that were held by the Iberica Fund as of Closing (the “Contributed Iberica Fund Assets”)) and (y) any assets held by the Iberica Fund as of the Europe Closing Date (to the extent (A) not accounted for in the preceding clause (x), (B) such assets are no longer held by the Iberica Fund or any such successor entity, and (C) not in respect of asset management fees and other fees paid to a member of the Purchasers’ Group that are not, as of the Europe Closing, in respect of services equivalent to those currently provided by the general partner and/or manager of the Iberica Fund or replacements or substitutes for such services; any such assets, together with the Contributed Iberica Fund Assets, the “Closing Iberica Assets”) on a quarterly basis with the first payment due on the first Business Day of the first quarter that commences following the Europe Closing Date.

(b) If a Successful Extension with respect to the Iberica Fund is not achieved on or prior to the Contingent Account Reconciliation Date, then following the Contingent Account Reconciliation Date, the Purchasers’ Representative (on behalf of the relevant Purchasers) shall pay promptly to the Sellers’ Representative (on behalf of the relevant Sellers), to the extent that such payment would not exceed the Rebate Cap, an amount (not to exceed €22,000,000) equal to the positive difference between (x) the aggregate Iberica Performance Fees received from the Iberica Fund following the Closing less related Iberica Compensation Costs, and (y) €22,000,000; provided that the Purchasers’ Representative shall be released and discharged from its obligations under the preceding sentence upon payment of the Iberica Premium Rebate in accordance with Section 2.5(c). For the avoidance of doubt, the Purchasers’ Representative shall, and shall cause its Affiliates to (i) not waive any rights in respect of the Iberica Performance Fees, and (ii) use their respective reasonable best endeavours to collect the Iberica Performance Fees promptly as, if and when the Iberica Performance Fees become payable.

(c) If on or prior to the Rebate Date, the Assignment Requirements for the Iberica Fund are satisfied, then, on the first Business Day that is five (5) Business Days following the date such Assignment Requirements are satisfied (the “Iberica Payment Date”), the Purchasers’ Representative shall provide notice to the Sellers’ Representative setting forth the calculation of the Rebate Date Payment (as defined below) (the “Rebate Date Notice”). The “Rebate Date Payment” shall mean an amount, not to exceed the Rebate Cap, equal to (x) the Iberica Successful Extension Payment minus (y) the Iberica Refunded Management Fees plus (z) any Iberica Premium Rebate. The Rebate Date Notice include any supporting documentation reasonably requested by the Sellers’ Representative and describe in detail the Purchasers’ Representative’s good faith calculation of the Rebate Date Payment. The Purchasers’ Representative shall pay to the Sellers’ Representative (on behalf of the relevant Sellers) the Rebate Date Payment within ten (10) Business Days following the Iberica Payment Date. For a period of ten

(10) Business Days following the delivery of the Rebate Date Notice (including during the five (5) Business Day period prior to the Rebate Day Payment), the Purchasers’ Representative shall consult in good faith with the Sellers’ Representative regarding the Rebate Date Notice including the calculations set forth therein and shall endeavor to resolve in good faith any reasonable issues or objections of the Sellers’ Representative with respect to the contents of the Rebate Date Notice and the amount of the Rebate Date Payment, and shall make any revisions to the Rebate Date Notice and/or pay promptly any additional amounts in respect of the Rebate Date Payment.

(d) The Purchasers’ Representative shall keep the Sellers’ Representative reasonably informed of the extension process for the Iberica Fund, and shall (i) consult in good faith with respect to any significant matters related to or that may affect any Successful Extension, (ii) keep the Sellers’ Representative reasonably informed as to the status of material discussions and negotiations with all (existing or prospective) limited partners or other investors in connection with the foregoing and (iii) and provide the Sellers’ representative with quarterly reports detailing the calculation of any payments made hereunder to members of the Sellers’ Group in respect of the Iberica Fund (or any successor entity as set forth above).

(e) The Purchasers’ Representative agrees to make prompt payments of any amounts due pursuant to this Section 2.5 and to the degree there is a dispute over the amount due, the Purchasers’ Representative shall only hold back the amount disputed and not any other amounts due until such disputes are resolved. In the event that the Purchasers’ Representative fails to make any payment required pursuant to this Section 2.5, the Purchasers’ Representative shall be obligated to pay penalty interest on the due and unpaid amount (including any interest required hereunder) at an annual penalty interest rate of EURIBOR plus 500 bps, compounded annually. In the event that the Purchasers’ Representative fails to make any payment required pursuant to this Section 2.5, the Purchasers’ Representative, shall, in addition to such amounts due and payable hereunder, pay to the Sellers’ Representative any costs and expenses of the Sellers’ Representative incurred in connection with the collection of payment hereunder (including, for the avoidance of doubt, all attorneys fees) along with any additional penalties or damages awarded by the court.

Section 1.12. Amendment to Section 2.9 of the PE SPA

Section 2.9 of the PE SPA shall be amended by adding a new section (c) immediately after section (b), which shall read as follows:

““(c) a duly executed copy of the Sonae Framework Agreement in the form set out in Annex F hereto (the “Sonae Framework Agreement”);”

Section 1.13. Amendment of Section 3.21(e) of the PE SPA.

Paragraph (e) of Section 3.21 of the PE SPA shall be amended by replacing the cross-reference to “Section 3.21 of the Sellers’ Disclosure Letter” with a cross-reference to “Section 3.21(e) of the Sellers’ Disclosure Letter”.

Section 1.14. Amendment to Article III of the PE SPA

Article III of the PE SPA shall be amended by adding a new Section 3.29 immediately after Section 3.28, which shall read as follows:

“3.29 Sonae Framework Agreement

The Sonae Framework Agreement (including the Annexes thereto) constitutes the entire agreement between Sonae Sierra SGPS, S.A. and the ING Group with respect to the matters set forth therein. Other than as set out or as contemplated by the Sonae Framework Agreement, none of the Sellers’ Representative or any of its Affiliates has made or will make, without the prior written consent of the Purchasers’ Representative, any commitment to Sonae Sierra SGPS, S.A. in consideration of the matters set forth in the Sonae Framework Agreement including its consent to, or waiver of rights occurring upon, the Transaction.”

Section 1.15. Amendment to Article IV of the PE SPA

Article IV of the PE SPA shall be amended by adding new Section 4.10 immediately after Section 4.9, which shall read as follows:

“4.10 Investor-Related Representations.

(a) As of the Europe Closing Date, the Purchasers’ Representative has no intention to permit the Covered Fund’s underlying assets to become subject to the fiduciary rules under Title I of ERISA, Section 4975 of the Code or to its knowledge any Similar Law based on current law.

(b) As of the Europe Closing Date, the Purchasers’ Representative is capable of and shall provide to all retirement plan investors in any Covered Fund any information, disclosure or report as is now or may in the future be required by Title I of ERISA or any Similar Law.”

Section 1.16. Amendment of Section 5.1 of the PE SPA.

(a) The first paragraph of Section 5.1 of the PE SPA shall be amended by deleting “(z)”.

(b) Clause (xxii) of paragraph (a) of Section 5.1 of the PE SPA shall be amended by:

(i) replacing the words “ING Insurance Investment Management Agreement” with “ING Investment Management Agreement”; and

(ii) replacing the words “ING Insurance Trademark License Agreement” with “ING Trademark License Agreement”.

Section 1.17. Amendment of Section 5.3 of the PE SPA.

Section 5.3 of the PE SPA shall be amended:

(a) by deleting “and/or” from paragraph (e);

(b) by replacing the words “Tax Deed.” in paragraph (f) with “Tax Deed; and/or”; and

(c) by adding a new paragraph (g), which shall read as follows:

“the implementation of the Pre-Closing Reorganization Transactions”.

Section 1.18. Amendment of Section 5.5(f) of the PE SPA.

Section 5.5(f) of the PE SPA shall be amended by inserting the following proviso before the final period at the end thereof:

“provided that, notwithstanding anything herein to the contrary, the Purchasers’ Representative, on behalf of the Purchasers’ Group, shall reimburse the Sellers’ Representative promptly for the cost of any severance compensation and related benefits to which any Employee listed on Annex E hereto becomes entitled as a result of the termination of such Employee’s employment with a member of the Sellers’ Group, plus any amounts any member of the Sellers’ Group is required to remit to the applicable tax authorities for the employer portion of payroll, unemployment and social insurance taxes due with respect to such severance compensation and related benefits, and the Purchasers’ Representative shall indemnify the Sellers’ Representative promptly if any member of the Sellers’ Group incurs any Losses as a result of such termination.”

Section 1.19. Amendment to Section 5.7 of the PE SPA

Section 5.7 of the PE SPA shall be amended by deleting the words “, as described in Annex 27”.

Section 1.20. Amendment to Section 5.8 of the PE SPA

(a) Paragraph (a) of Section 5.8 of the PE SPA shall be amended:

(i) by inserting the words “and associated Funds” immediately after the words “Advisory Contracts” each time they appear therein; and

(ii) by replacing the words “The Seller’s Representative” in their first instance of use therein with “Subject to Section 5.8(e), the Sellers’ Representative”.

(b) A new paragraph (e) shall be added to Section 5.8 of the PE SPA immediately after the existing paragraph (d), which shall read as follows:

“Given that (1) for the Purchasers’ Group, the Iberica Fund is a Flagship Fund and the foundation of the platform that manages other funds being acquired from Sellers, and (2) for Sellers, achievement of a Successful Extension has a material impact on the Purchase Price, the parties agree as follows: Following the Closing, the Sellers’ Representative and the Purchasers’ Representative shall, and shall cause each of their respective Affiliates to, use all commercially reasonable endeavours, and shall communicate and consult as often as reasonably practicable and on a regular basis (and unless agreed otherwise by the parties in no event less frequently than once a week), and shall cooperate in good faith with each other to satisfy and secure any remaining Assignment Requirements for the Iberica Fund (including a Successful Extension thereof); provided that (x) following Closing and except as provided in clause (y) below, the Purchasers’ Representative shall not be required to take any action referred to in clause (xi) of Section 5.1 hereof, and (y) in connection with pursuing a Successful Extension of the Iberica Fund, no member of either the Sellers’ Group or the Purchasers’ Group, or any Affiliate or representative of any of the members of the Sellers’ Group or the Purchasers’ Group, shall propose to any investor in the Iberica Fund any material new or modified terms other than those set forth in Annex D (the “Pre-Agreed Extension Terms”) prior to the Deadline Date, it being understood for the avoidance of doubt that a reduction in management fees (including due to a change in the DTL) based on the terms offered to investors will be taken into account in impacting the annual management fees in determining whether the conditions for a Successful Extension have been met. In support of achieving a Successful Extension (at the reasonable request of the Sellers’ Representative, or if the Purchasers’ Representative, acting in good faith, reasonably believes a Successful Extension cannot be obtained at the currently scheduled termination date of the Iberica Fund (April 4, 2012), after consultation with the Sellers’ Representative), the Purchasers’ Representative and/or the applicable Target Company will use all commercially reasonable endeavours to extend the termination date of the Iberica Fund with one or more interim extensions for up to one year under the existing terms and conditions governing the Iberica Fund (or under such other terms and conditions as the Purchasers’ Representative and the Sellers’ Representative may after good faith consultation jointly determine are reasonably advisable (with consent not to be unreasonably withheld)) in order to permit the investors of the Iberica Fund additional time, if required, to consider and approve a Successful Extension. If despite such efforts and good faith cooperation, the parties have not been successful in securing from investors in the Iberica Fund the approval of a Successful Extension or any interim extension in accordance with the preceding sentence by the date (the “Deadline Date”) that is ninety (90) days prior to the termination date of any interim extension of the Iberica Fund (provided that such interim extension terminates no earlier than 6 months after April 4, 2012), the Purchasers’ Representative and/or the applicable Target Company shall be entitled to offer terms of or approve any extension acceptable to the Purchasers’ Representative and such investors (understanding that the same may not constitute a Successful Extension in and of itself and may include terms other than the Pre-Agreed Extension Terms), and to take all actions necessary to effect the same, including executing and delivering a revised limited partnership agreement or other governing documents with respect to the Iberica Fund in order to effect such extension; provided that the foregoing shall not limit the obligations of the Purchasers’ Representative to communicate and consult as often as reasonably practicable and on a regular basis (and unless agreed otherwise by the parties in no event less frequently than once a week) and cooperate in good faith with the Sellers’ Representative. The Sellers’ Representative shall, and shall cause each of its Affiliates to, take all reasonable actions requested by the Purchasers’ Representative to approve a Successful Extension on the Pre-Agreed Extension Terms or any interim extension as contemplated herein in furtherance of a Successful Extension, or, failing approval of a Successful Extension by the Deadline Date, any other extension, including, but not limited to, not unreasonably withholding the approval of any amendments to the Fund Documents relating to such an extension and voting in approval of any of the foregoing; provided that no member of the Sellers’ Group shall be obligated to (i) approve, support or vote in favor of any extension which involves a material deviation in the strategy of the Iberica Fund, including without limitation changes in the structure of the Fund such as a merger or other combination or a demerger, spin-off, sale or disposition of material assets or other material transaction, or (ii) incur any out of pocket costs or expenses or incur or assume any liabilities in connection with its obligations under this Section 5.8(e). Upon a Successful Extension, the Purchasers’ Representative shall be obligated to make such payments as set forth in Section 2.5(c) in accordance with the terms therein.”

Section 1.21. Amendment of Section 5.18 of the PE SPA.

Section 5.18 of the PE SPA shall be amended by deleting the text therein in its entirety and replacing it with the words “[Intentionally deleted].”

Section 1.22. Amendment of Section 5.19 of the PE SPA.

Section 5.19 of the PE SPA shall be amended by deleting the words “on Schedule 5.19” each time they appear and replacing them with “in Section 5.19 of the Sellers’ Disclosure Letter”.

Section 1.23. Amendment of Section 5.22 of the PE SPA.

Section 5.22 of the PE SPA shall be amended by replacing the word “defined” with “set out”.

Section 1.24. Amendment to Article V of the PE SPA

Article V of the PE SPA shall be amended by:

(a) adding new Section 5.23 immediately after Section 5.22, which shall read as follows:

“The Purchasers’ Representative and the Sellers’ Representative shall (and shall cause the relevant member of, as applicable, the Sellers’ Group and the Purchasers’ Group to), comply with the undertakings set out in Annex C attached hereto.”

(b) adding a new Section 5.24 immediately after the new Section 5.23 added pursuant to paragraph (a) of this Section, which shall read as follows:

“The Sellers’ Representative shall not, and shall cause its Affiliates not to, amend, supplement or terminate the Sonae Framework Agreement without the prior written consent of the Purchasers’ Representative; provided that notwithstanding the foregoing, the Sellers’ Representative’s and or/its Affiliates may amend, waive or supplement (at the discretion of the Sellers’ Representative and/or its Affiliates) Sections (5), (6) and/or (7) of the Framework Agreement. Notwithstanding anything to the contrary contained in the Sonae Framework Agreement, the Sellers’ Representative acknowledges and agrees that this Section 5.24, the execution of the Framework Agreement and the approval of the amendments to the joint venture agreements set forth on Annex B thereto, shall not be deemed to constitute a waiver by any member of the Purchasers’ Group, any Fund or Fund Subsidiary of any rights under this Agreement (including without limitation Section 8.4 of this Agreement). The Sellers’ Representative hereby agrees, promptly following a notification by Sonae Sierra SGPS, S.A. or any of its affiliates of a claim for indemnification or any request to provide substitute financing pursuant to the Sonae Framework Agreement, to provide notice to Purchasers’ Representative in respect of such claim or request, including such notice and any supporting information provided by Sonae Sierra SGPS, S.A. or its affiliates.”

(c) adding a new Section 5.25 immediately after the new Section 5.24 added pursuant to paragraph (b) of this Section, which shall read as follows:

“Infrastructure and Healthcare Accounts. For a period of five (5) years following the Europe Closing Date and so long as the applicable client (i.e., the applicable member of the Sellers’ Group) as of the Europe Closing Date pursuant to the Healthcare Separate Account Agreement or Infrastructure Separate Account Agreement, as applicable, or any of its Affiliates, owns or controls the assets managed pursuant to the Healthcare Separate Account Agreement and the Infrastructure Separate Account Agreement1, Sellers’ Representative shall not, and shall cause is Affiliates not to, (i) terminate the services provided by any Target Company pursuant to the Healthcare Separate Account Agreement or Infrastructure Separate Account Agreement, (ii) expand the net scope of services provided under the Healthcare Separate Account Agreement or Infrastructure Separate Account Agreement, or (iii) seek to reduce the net level of any agreed fees paid pursuant to the Healthcare Separate Account Agreement or Infrastructure Separate Account Agreement; provided that, any member of the Sellers’ Group shall be permitted to terminate the services of such Target Company with respect to any applicable agreement for material nonperformance or material breach pursuant to the Healthcare Separate Account Agreement or Infrastructure Separate Account Agreement, as applicable (subject to reasonable notice and a reasonable cure period not to exceed 90 days). As of the Europe Closing Date, the Sellers’ Representative acknowledges and agrees that (to the knowledge of the Sellers’ Representative) there have been no events or series of events that constitute cause for termination for material nonperformance or material breach under either the Healthcare Separate Account Agreement or Infrastructure Separate Account Agreement.”

(d) adding a new Section 5.26 immediately after the new Section 5.25 added pursuant to paragraph (c) of this Section, which shall read as follows:

“Custodians. The Sellers’ Representative and the Purchasers’ Representatives Parties will cause the appropriate members of the Sellers’ Group and the Purchasers’ Group to cooperate to complete such Dutch Custodian Restructuring in accordance with (i) the Control Agreement, dated October 31, 2011, between ING Dutch Retail Fund for Developments Bewaar Maatschappij B.V., ING Winkels Bewaar Maatschappij B.V., ING Vastgoed V B.V., ING Dutch Retail Fund Management B.V., ING Bank N.V. and ING Verzekeringen N.V. and (ii) the Agreement Regarding Heuvel Galerie, dated October 31, 2011 between ING Dutch Retail Fund Management B.V., ING Vastgoed Fonds Investering B.V. and ING Bank N.V.”

(e) adding a new Section 5.28 immediately after the new Section 5.27 added pursuant to paragraph (e) of this Section, which shall read as follows:

[1]	To be defined.

“Identification/Removal of ING Related Commitments. Each of the Sellers’ Representative and the Purchasers’ Representative undertakes and agrees to (1) promptly after Closing, identify and disclose any known, and (2) commencing no later than thirty (30) calendar days following the Europe Closing Date, use (and to cause each member of its respective Group to use) commercially reasonable endeavours to identify any additional, Existing Loan Document, Joint Venture Agreement, Material Contract or any other agreement to which any Fund or Fund Subsidiary is a party (excluding in each case any Fund Documents) that (x) contains any term or provision requiring (post-Closing), or specifying consequences for the failure to maintain (post-Closing), a specified minimum level of ownership or other actions or conditions applicable to any member of the ING Group with respect to a Fund or Fund Subsidiary (an “ING Restriction”) or (y) otherwise reflects or contemplates the continuing involvement of, sponsorship of or by, or participation in such Fund or Fund Subsidiary by any member of the ING Group ((x) and (y), collectively, “ING-Related Commitments”). Each of the Sellers’ Representative and the Purchasers’ Representative agrees to communicate with the other promptly the results of the review and identification process described in the preceding sentence. Without limiting the foregoing, Purchasers’ Representative and Sellers’ Representative covenant and agree to consult in good faith with the other party with a view to resolving any such issues as promptly as is reasonably practicable. Purchasers’ Representative further undertakes and agrees that following Closing no member of the Purchasers’ Group shall (and Purchasers’ Representative shall procure that no Fund or Fund Subsidiary shall) enter into, authorize, extend or renew (other than as may be required by the terms thereof) any agreement that contains an ING-Related Commitment (without in each instance the prior written consent of the Sellers’ Representative).”

(g) adding a new Section 5.29 immediately after the new Section 5.28 added pursuant to paragraph (f) of this Section, which shall read as follows:

“Financing Costs. At the Europe Closing, the Sellers’ Representative shall pay an amount equal to $657,256 in respect of increased financing costs of the Transaction incurred by members of the Purchasers’ Group.”

(h) adding a new Section 5.30 immediately after the new Section 5.29 added pursuant to paragraph (g) of this Section, which shall read as follows:

“Transaction Incentive Plan. The Sellers’ Representative shall ensure that it will promptly discharge all liabilities that are due and payable in accordance with the terms of the TIP with respect to Company Employees under the TIP to the extent the same are not otherwise treated as Specified Liabilities for purposes of Section 2.2 and 2.3.

(i) adding a new Section 5.31 immediately after the new Section 5.30 added pursuant to paragraph (h) of this Section, which shall read as follows:

“Insurance Side Letter Payment. At the Europe Closing, the Sellers’ Representative shall cause ING Bank N.V. to pay to the Purchasers’ Representative an amount equal to €5,123,270 by means of a credit to the Purchasers’ Representative against the amount payable at the Europe Closing upon which the members of the Sellers’ Group will be released and discharged from any obligations or liabilities under Paragraph C of the letter agreement, dated February 15, 2011 (Re: Certain IMA Matters), among ING Bank N.V., Adobe Investment Management Holding B.V. and CB Richard Ellis, Inc. For the avoidance of doubt, the Purchasers’ Representative shall be permitted to reduce the closing payment upon the Europe Closing by €5,123,270, using the exchange rate as determined herein.”

(j) adding a new Section 5.32 immediately after the new Section 5.31 added pursuant to par agraph (i) of this Section, which shall read as follows:

The Sellers’ Representative hereby acknowledges and agrees that Specified Change of Control Costs shall include any costs or liabilities incurred by a Fund or Fund Subsidiary prior to the 7th anniversary of the Closing Date that arise from an action by ING Verzekeringen N.V. or one of its Subsidiaries (other than a failure to make a required funding to the applicable Fund) that results in the non-satisfaction of any ING-Related Commitments (from and after Closing). Purchasers’ Representative and Sellers’ Representative shall use all commercially reasonable endeavours to identify (and to notify the other party with respect to) all ING-Related Commitments as promptly as practicable following the Europe Closing. Notwithstanding the foregoing, Sellers’ Representative shall have no liability under this Section 5.32 in respect of an ING-Related Commitment (and Specified Change of Control Costs shall not include any consequences arising from a breach of such ING-Related Commitment) (x) if the relevant general partner, manager or Fund investors (as specified in the Fund Documents) consent to or approve such action in writing or (y) if Sellers’ Representative or ING Verzekeringen N.V. or any of its Subsidiaries notifies Purchasers’ Representative in writing of a proposed action by ING Verzekeringen N.V. or any of its Subsidiaries in respect of an interest in a Fund and Purchasers’ Representative fails to provide (within thirty (30) days following receipt of such notice from Sellers’ Representative or ING Verzekeringen N.V. or any of its Subsidiaries) written notice to Sellers’ Representative that an ING-Related Commitments exists with such Fund (or its Fund Subsidiary) together with all relevant supporting documentation evidencing such restriction.

Section 1.25. Amendment to Section 6.2 of the PE SPA

Paragraph (e) of Section 6.2 shall be amended by deleting the words “Financial Statements.” in their first instance of use in the title of paragraph (e) of Section 6.2.

Section 1.26. Amendment to Section 7.4 of the PE SPA

Section 7.4 of the PE SPA shall be amended:

(a) by replacing “0” in paragraph (b) with a cross-reference to “Section 7.4(b)”; and

(b) by replacing “0” in paragraph (c) with a cross-reference to “Section 7.4(b)”.

Section 1.27. Amendment to Section 8.2

Section 8.2 of the PE SPA shall be amended:

(a) by replacing the phrase “in and as of the Closing” in clause (i) of paragraph (a) with “on and as of the Europe Closing Date or the Asia Closing Date (as applicable)”;

(b) by replacing “(vi)” the second and third time it appears in paragraph (a) with “(vii)”;

(c) by deleting paragraph (b) in its entirety and replacing it with the following:

“(b) Minimum Claims. No member of the Sellers’ Group shall be liable for any individual Loss or Losses arising from a single event or related set of circumstances with respect to the matters contained in Section 8.2(a)(i) (Indemnification by the Sellers) unless the Loss or Losses arising from a single event or related set of circumstances, exceeds $250,000 in which case the Purchasers’ Indemnified Parties shall be entitled, subject to the limitations set forth in this Agreement, to indemnification for the full amount of such Loss (and not merely the excess) up to the aggregate maximum amount set forth in Section 8.2(d) (Seller Liability Cap).”; and

(d) by replacing the cross-reference to “Section 8.2(e)” in paragraph (e) with a reference to “Section 8.2”.

Section 1.28. Amendment to Section 8.4 of the PE SPA

Section 8.4 of the PE SPA shall be amended:

(a) by replacing the capitalized words “Party” and “Parties” with the lower-case words “party” and “parties”, respectively, in each instance of use therein;

(b) by replacing each use of the capitalized word “Counterparty” therein with “CoC Counterparty” where such capitalized term is not already used as part of any of the following defined terms: CoC Counterparty, Investor Counterparty, Joint Venture Counterparty, Contract Counterparty or Lender Counterparty; and

(c) by replacing the references to “Paragraph D” and “Paragraph E” in paragraph (g) with “Section 8.4(e)” and “Section 8.4(f)”, respectively.

(d) by adding the text immediately below to the end of paragraph (b) thereof:

“Notwithstanding any provision of this Section 8.4 (including, for this purpose, any defined terms referencing this Section 8.4) that may be construed to the contrary, the parties acknowledge and agree that in the event that any Target Company, Fund or any entity in which a Fund holds an interest, or any member of the ING Group, is required by the terms of any Fund Deed or Investor Deed to take any action or make any payment pursuant thereto, such action shall be deemed to be permitted by (and not to be a violation of) this Section 8.4 (or any defined term referencing this Section 8.4); provided that, no payment by the Sellers’ Representative to an investor under any of the Investor Deeds without the prior written consent of the Purchasers’ Representative shall discharge all or any portion of the Sellers’ Representatives obligations with respect to the same Loss under the corresponding Fund Deed.”

(e) by deleting paragraph (i) thereof in its entirety and replacing it with the text immediately below:

“Notwithstanding anything to the contrary contained herein, the provisions of Sections 8.1 through 8.3 and Sections 8.8 through 8.10 and Section 8.12 shall not apply to this Section 8.4, and Section 8.13 shall only be applicable with respect to Specified Change of Control Costs specified in clauses (B) and (C) of the definition thereof .”

Section 1.29. Amendment to Section 8.12 of the PE SPA

Section 8.12 of the PE SPA shall be amended:

(a) by replacing the words “Section 8.11(g)” each time they appear in Section 8.12 with “Section 8.12(g)”;

(b) by replacing the words “Indemnified Party” in paragraph (a) with “Indemnifying Party” in each instance of use;

(c) by inserting the words “(including an Investor Claim)” (i) immediately after the first appearance of the words “Article VIII” in paragraph (b) and (ii) immediately after the phrase “(including where the claim is the result of or in connection with a Third Party Claim)” in paragraph (b);

(d) by deleting the first word of the last sentence of paragraph (d) and replacing it with “With respect to any Third Party Claim (other than a Section 8.12(g) Investor Claim), the” and inserting the following two sentences immediately after the last sentence of paragraph (d):

“With respect to any Section 8.12(g) Investor Claim, the Indemnified Party shall notify the Indemnifying Party in writing within the Notice Period that the Indemnified Party desires to follow the procedures set forth in Section 8.12(g) (a “Section 8.12(g) Election”). In the event the Indemnified Party fails to deliver a Section 8.12(g) Election within the Notice Period (or if after assuming the defense of an Investor Claim, fails to take reasonable steps necessary to defend diligently such Investor Claim within ten (10) days after receiving written notice from the Indemnifying Party to the effect that the Indemnified Party has so failed) the standard procedures in Section 8.12(d) shall apply.”;

(e) by inserting the phrase “(other than an Investor Claim as to which a Section 8.12(g) Election has been duly made)” immediately following the words “Third Party Claim” each time they appear in paragraph (e);

(f) by replacing the cross-reference to “Section 8.12(f)” in clause (ii) of paragraph (e) with a cross-reference to “Section 8.12(h)”;

(g) by inserting the phrase “(which monetary damages will be paid or reimbursed by the Indemnifying Party)” immediately after the words “monetary damages” in clause (y) of paragraph (e); and

(h) by deleting paragraph (f) in its entirety and replacing it with the following:

“(f) [Intentionally Deleted]”.

Section 1.30. Sellers’ Disclosure Letter

The Sellers’ Disclosure Letter shall be amended as set forth in Appendix 2 attached hereto.

Section 1.31. Termination of a Certain Affiliate Agreements.

Notwithstanding Section 5.16 of the PE SPA, the Purchasers’ Representative and the Sellers’ Representative agree that the following agreements shall be terminated prior to the Asia Closing:

(a) Service Level Agreement, dated December 16, 2009, entered into between ING Bank N.V., London Branch and ING Real Estate Investment Management (UK) Limited.

(b) EWAN HUB Participation Agreement, dated April 23, 2008, between ING Bank N.V., Amsterdam Zurich branch and ING Real Estate Investment Management Czech Republic, s.r.o.

(c) EWAN HUB Participation Agreement, dated June 23, 2009, between ING Bank N.V., Amsterdam Zurich branch and ING Real Estate Investment Management Poland Sp.z.o.o.

(d) EWAN HUB Participation Agreement, dated May 17, 2008, between ING Bank N.V., Amsterdam Zurich branch and ING Real Estate Investment Management Hungary B.V.

(e) EWAN HUB Participation Agreement, dated April 23, 2008, between ING Bank N.V., Amsterdam Zurich branch and ING Real Estate Investment Management France S.A.S.

(f) Sublease Agreement, dated January 3, 2011, between ING Commercial Finance IFN SA and ING Real Estate Investment Management Romania SRL with respect to the premises on Tipografilor Street no. 11-15, Sector 1, Bucharest, Romania.

Section 1.32. Certain Acknowledgments.

(a) The parties hereto acknowledge that the agreements listed below collectively satisfy the obligations of the Sellers’ Representative and the Purchasers’ Representative under Section 5.6 of the PE SPA.

(i) Transitional Services Agreement, dated October 3, 2011, between ING Real Estate Investment Management (Japan) K.K. and ING Investment Management LLC;

(ii) Transitional Services Agreement, dated October 3, 2011, between ING Real Estate Investment Management (Asia) Ltd. and ING Bank N.V, Singapore Branch;

(iii) Transitional Services Agreement, dated October 3, 2011, between ING Real Estate Investment Management (Taiwan) Ltd. and ING Securities Investment & Trust Co., Ltd.;

(iv) Transitional Services Agreement, dated October 31, 2011, between ING Real Estate Investment Management (UK) Ltd. and ING Bank N.V., London Branch; and

(v) Transitional Services Agreement, dated October 31, 2011, between ING Real Estate Investment Management (Europe) B.V. and ING Bank N.V.

Section 1.33. Miscellaneous

(a) Continuing Effect. Except as specifically amended by this Amendment, the First Amendment, the Second Amendment and the Letter Amendment, the PE SPA shall remain unamended and in full force and effect and is hereby ratified and confirmed.

(b) Counterparts. This Amendment may be executed in one or more counterparts, including via facsimile or electronic email transmission of a copy, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Any party may enter into this Amendment by executing any such counterpart.

(c) GOVERNING LAW. THIS AMENDMENT AND ANY NON-CONTRACTUAL OBLIGATIONS ARISING OUT OF OR IN CONNECTION WITH THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH ENGLISH LAW. Each party acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Amendment and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that each other party shall, in addition to any other rights or remedies which it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain any party from violating, any of such provisions. In connection with any action or proceeding for equitable and injunctive relief permitted hereunder, each party hereby waives the claim or defense that a remedy at Law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Amendment specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of equitable and injunctive relief against it enjoining or restraining any breach or threatened breach of such provisions of this Amendment.

(d) Jurisdiction. Each of the parties irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Amendment and the documents to be entered into pursuant to it and that accordingly any proceedings arising out of or in connection with this Amendment and the documents to be entered into pursuant to it shall be brought in such courts. Each of the parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

(e) Effectiveness. This Amendment shall come into full force and effect upon its execution and delivery by each of the parties named on the signature pages hereof.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties have executed or caused this Amendment to be executed as of the date first written above.

ING REAL ESTATE INVESTMENT MANAGEMENT HOLDING B.V., as Sellers’ Representative and Share Seller:

By:	/s/ F. de Jong
Name:	F. de Jong
Title:	Attorney-in-fact

By:	/s/ S. Salieski
Name:	S. Salieski
Title:	Attorney-in-fact

ING BANK N.V., as Sellers’ Guarantor under the PE SPA (solely for purposes of Section 5.14 and Section 10.14 under the PE SPA)

By:	/s/ F. de Jong
Name:	F. de Jong
Title:	Proxyholder B

By:	/s/ S. Salieski
Name:	S. Salieski
Title:	Attorney-in-fact

CBRE, INC., as Purchasers’ Representative:

By:	/s/ James R. Groch
Name:	James R. Groch
Title:	Global Chief Investment Officer

CBRE GROUP, INC., as Purchasers’ Parent Company under the PE SPA (solely for purposes of Section 5.15 and Section 10.14 under the PE SPA):

By:	/s/ James R. Groch
Name:	James R. Groch
Title:	Global Chief Investment Officer